              SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549

                     _____________________

                           FORM 8-K

                        CURRENT REPORT

            Pursuant to Section 13 or 15(d) of the
                Securities Exchange Act of 1934
                      ___________________


                        February 6, 1995
       (Date of Report; Date of Earliest Event Reported)


                    VORNADO REALTY TRUST
    (Exact Name of Registrant as specified in its Charter)


Maryland                   1-11954                22-1657560
(State of           (Commission File No.)   (IRS Employer
 Incorporation)                             Identification No.)



     Park 80 West, Plaza II, Saddle Brook, NJ   07663
     (Address of Principal Executive Offices)  (Zip Code)


                         (201) 587-1000
     (Registrant's telephone number, including area code)




 (Former name or former address, if changed since last report)

Items 1-4.  Not Applicable.

Item 5.     Other Events.

     On February 6, 1995, Vornado Realty Trust ("Vornado")

entered into a Stock Purchase Agreement with Citibank, N.A.

("Citibank") to acquire the 1,353,468 shares of common stock of Alexander's, Inc. ("Alexander's") owned by Citibank for

$40.50 per share in cash.  The closing of such purchase is

subject to Alexander's ability to qualify in 1995 as a real

estate investment trust, and approval by the United States

Bankruptcy Court for the Southern District of New York (the

"Bankruptcy Court") of the management and development

agreement entered into and the loan agreement to be entered

into between Vornado and Alexander's.  The foregoing is a

summary of the Stock Purchase Agreement, a copy of which is

filed with this Form 8-K as Exhibit 2.1.

          In connection with the execution of the Stock

Purchase Agreement, Vornado and Alexander's entered into a

management and development agreement (the "Management

Agreement") and a commitment letter with respect to a loan

agreement (the "Commitment Letter"), copies of which are filed with this Form 8-K as Exhibits 99.1 and 99.2, respectively.

Under the Management Agreement, Vornado would manage all

Alexander's business affairs and be responsible for the

management and development of Alexander's properties for three years for a fee equal to $3,000,000 per year plus 5% of the

development costs, plus general overhead and administrative expenses equal to 1% of the development costs

(with minimum amounts guaranteed in respect of such fee), in addition to the fees presently payable under an existing

leasing agreement between Alexander's and Vornado.  Pursuant to the Management Agreement, Mr. Steven Roth, Chairman and

Chief Executive Officer of Vornado, would become the Chief

Executive Officer of Alexander's and Mr. Stephen Mann would

remain the Chairman of the Board of Alexander's.  Under the

Commitment Letter, Alexander's would borrow $68.5 million

(with Alexander's able to borrow an additional $6.5 million,

subject to Vornado's approval) for three years at 14% per

annum for the first two years and a fixed rate for the third year of 725 basis points over one-year treasury bills, all on a secured basis, from Vornado or an affiliate (and any

participants Vornado may secure).  The foregoing is qualified in its entirety by reference to the Management Agreement and

Commitment Letter which are filed with this Form 8-K as

Exhibits 99.1 and 99.2, respectively.  Both of these

arrangements are subject to approval of the Bankruptcy Court.

          In connection with the execution of the Stock

Purchase Agreement, Vornado and Interstate Properties (a

partnership in which Mr. Roth is a general partner and which owns, together with Mr. Roth, 34.5% of the outstanding shares of beneficial interest of Vornado and 27.2% of Alexander's

common stock) also entered into a Standstill and corporate governance agreement with Alexander's (the

"Corporate Governance Agreement"), which agreement will

terminate if the acquisition by Vornado of the shares of

Alexander's common stock owned by Citibank is not consummated on or prior to June 30, 1995.  The Corporate Governance

Agreement provides, among other things, that (i) the aggregate ownership in Alexander's by Vornado and Interstate and their affiliates and associates will not exceed 66.65% for three

years; (ii) David Mandelbaum and Russell Wight (trustees of

Vornado and general partners of Interstate Properties) will

fill two of the vacancies created by the resignation of the

Citibank directors on Alexander's Board; (iii) the two

independent directors of Alexander's may select a third

independent director; (iv) the independent directors will not be removable other than for cause for a period of three years;

(v) if an independent director resigns, the other two will

select a replacement; (vi) the independent directors will be provided with a reasonable budget to employ investment

bankers, counsel or other professionals as they determine to be necessary for a period of three years; (vii) Vornado and

Interstate will not for a period of three years cause a merger or other business combination of Vornado or Interstate and

Alexander's without the approval of the majority of the

independent directors; and (viii) if for a period of three

years, Vornado and Interstate wish to sell, in the aggregate,

shares of common
stock of Alexander's, other than pursuant to an underwritten public offering, in an amount in excess of the greater or (a)

30% of the outstanding shares of common stock of Alexander's and (b) a majority of the shares of common stock of

Alexander's held by Interstate and Vornado and their

affiliates and associates at a price greater than 115% of the then existing market price, they may only do so on terms that permit the other stockholders to sell on the same terms.  The foregoing is qualified by reference to the Corporate

Governance Agreement, which is filed with this Form 8-K as

Exhibit 99.3.

Item 6.  Not Applicable.

Item 7.  Financial Statements

         Pro Forma Financial Information and Exhibits.

 (a)-(b) Not Applicable.

     (c) Exhibits Required by Item 601 of Regulation S-K


       2.1     Stock Purchase Agreement, dated February 6,
               1995, among Vornado Realty Trust and Citibank,
               N.A.

      99.1 Management and Development Agreement, dated as of February 6, 1995.

      99.2 Commitment Letter, dated February 6, 1995, between Vornado Realty Trust and Alexander's
               Inc.

      99.3 Standstill and Corporate Governance Agreement, dated as of February 6, 1995.





Item 8.  Not Applicable.

                           SIGNATURE


          Pursuant to the requirements of the Securities

Exchange Act of 1934, the registrant has duly caused this

report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: February  21, 1995


                         VORNADO REALTY TRUST



                         By:  /s/ JOSEPH MACNOW
                              Name:  Joseph Macnow
                              Title: Vice President and
                                     Chief Financial Officer

                         EXHIBIT INDEX


Exhibit No.                                       Page

  2.1     Stock Purchase Agreement,
          dated February 6, 1995, among
          Vornado Realty Trust and
          Citibank, N.A.

 99.1     Management and Development
          Agreement, dated as of
          February 6, 1995.

 99.2     Commitment Letter, dated
          February 6, 1995, between
          Vornado Realty Trust and
          Alexander's Inc.

 99.3     Standstill and Corporate
          Governance Agreement, dated
          as of February 6, 1995.